Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

2 June 2006

Shire plc (the “Company”)

The Company announces that on 2 June 2006 The Honourable James A. Grant, P.C., C.M., Q.C., a non-executive director of the Company, exercised an option granted to him under the BioChem Pharma Stock Option Plan and acquired 31,859 ordinary shares of £0.05p each in the Company at an option price of £6.26 per share. This option was due to expire on 4 June 2006.

As a result of this transaction The Honourable James Grant has an interest, excluding unexercised share options, in 100,128 ordinary shares of £0.05p each in the Company. This represents 0.02% of the issued share capital of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected

Registered in England 2883758 Registered Office as above

portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.